As filed with the Securities and Exchange Commission on March 3, 2017

Registration No.: 333-120036

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

Form S-8

under

the Securities Act of 1933

CALAMOS ASSET MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	32-0122554
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2020 Calamos Court

Naperville, Illinois

(Address, including zip code of registrant’s principal executive offices)

Calamos Asset Management, Inc.

Incentive Compensation Plan, As Amended

(Full title of the plan)

J. Christopher Jackson

Sr. Vice President, General Counsel and Secretary

Calamos Asset Management, Inc.

2020 Calamos Court

Naperville, Illinois 60563

(630) 245-7200

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY STATEMENT

This Post-Effective Amendment on Form S-8 relates to the Registration Statement on Form S-8 (No. 333-120036) (the “Registration Statement”) previously filed by Calamos Asset Management, Inc. (the “Company”) with the Securities and Exchange Commission on October 28, 2004, registering 10,000,000 shares of the Company’s Class A common stock (the “Common Stock”) issuable under the Company’s Incentive Compensation Plan, as amended.

On February 21, 2017, pursuant to the Agreement and Plan of Merger dated as of January 10, 2017, among the Company, Calamos Partners LLC (“Parent”) and CPCM Acquisition, Inc. (“Acquisition Sub”) and wholly owned subsidiary of Parent, Acquisition Sub merged with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Company terminated any and all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, this Post-Effective Amendment to the Registration Statement is being filed solely for the purpose of deregistering all shares of Common Stock covered by the Registration Statement that remained unsold, if any, as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naperville, State of Illinois, on March 3, 2017.

CALAMOS ASSET MANAGEMENT, INC.

By:	/s/ J. Christopher Jackson
Name:	J. Christopher Jackson
Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

/s/ John P. Calamos, Sr.	Sole Director	March 3, 2017
John P. Calamos, Sr. /s/ John S. Koudounis	Chief Executive Officer	March 3, 2017
John S. Koudounis /s/ Thomas E. Herman	(Principal Executive Officer) Chief Financial Officer and	March 3, 2017
Thomas E. Herman	(Principal Financial Officer and Principal Accounting Officer)